Exhibit 10.5
MONSTER WORLDWIDE, INC.
RESTRICTED STOCK UNIT AGREEMENT
FOR RESIDENTS OF THE UNITED KINGDOM
This RESTRICTED STOCK UNIT AGREEMENT FOR RESIDENTS OF THE UNITED KINGDOM (the “Agreement”) is made, effective as of [Grant Date] (the “Grant Date”), by and between MONSTER WORLDWIDE, INC., a Delaware corporation (hereinafter called the “Company”) with State of Delaware registration number 2658285, whose registered office in the State of Delaware is at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and [Participant Name] (hereinafter called the “Participant”).
W I T N E S S E T H:
WHEREAS, the Committee desires to award to the Participant pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”) a grant of Restricted Stock Units (referred to herein as “RSUs”) upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
1. Grant of RSUs. Subject to the terms and conditions of this Agreement and the Plan, the Committee hereby grants to the Participant [Number of RSUs] RSUs as of the date of this agreement (the “Grant Date”). The RSUs shall vest and payment in respect of such RSUs shall be made, if at all, in accordance with Section 2 hereof.
2. Vesting.
(a) The RSUs granted to the Participant shall vest and payment in respect of such number of RSUs shall be made as to the percentage of the RSUs indicated on the dates specified below (each a “RSU Vesting Date”), provided that the Participant has remained in the continuous employment of the Company or any of its Affiliates from the Grant Date through and including each applicable RSU Vesting Date:

Incremental Percentage
Date	of Award Being Vested
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%
Any fractional RSUs resulting from the strict application of the incremental percentages set forth above will be disregarded and the actual number of RSUs becoming vested on any specific RSU Vesting Date will cover only the full number of RSUs determined by applying the relevant incremental percentage.
(b) In the event that during the period of the Participant’s employment with the Company or one of its Affiliates after the Grant Date:
(i) the Participant dies, or
(ii) the Participant incurs a Disability,

(such events are collectively referred to as “Acceleration Events”), then all outstanding unvested RSUs shall immediately vest as of the date of the applicable Acceleration Event, subject to Section 2(d) below.
(c) In the event that during the period of the Participant’s employment with the Company or one of its Affiliates after the Grant Date a Change in Control shall occur, then all outstanding unvested RSUs that have not been forfeited prior to the date of such Change in Control shall vest on the date of such Change in Control. In the event that the Change in Control occurs on a date prior to the date that a Participant is determined to be Disabled for purposes of the Plan and this Agreement, but the Committee, in its sole determination expects the Participant to be Disabled at the end of the 9-month period referred to in Section 4(a) of this Agreement, then all of the unvested RSUs of such Participant, to the extent not previously forfeited, shall vest upon the date of the Change in Control.
(d) In the event that any calendar date on which vesting is purportedly scheduled pursuant to the terms of Sections 2(a), 2(b) or 2(c) above is not a Business Day (as defined below), the vesting shall automatically be delayed until the first Business Day following that calendar date. “Business Day” means a date on which commercial banks in New York, New York are open for general business.
(e) As a condition to the receipt of the RSUs, the Participant is required to open an account with the third party administering the Company’s equity awards programs (currently Charles Schwab) (the “Administrator”). On or as soon as reasonably practicable following the applicable RSU Vesting Date (but in no event later than the end of the calendar year in which such date occurs), the Company shall deliver to the Participant’s account with the Administrator one share of Common Stock with respect to each whole RSU that vests on such date, subject to Sections 3 and 8 below. Upon such delivery, all obligations of the Company with respect to each such RSU shall be deemed satisfied in full.
3. Certain Changes; Rights as a Stockholder. The number and class of shares of Common Stock which are distributable to the Participant with respect to any RSU covered by this Agreement shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, spin-off, split-off, split-up, recapitalization, capital reorganization, reclassification of shares of Common Stock, merger or consolidation, or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Committee. The Participant shall not have any rights to cash dividends, voting rights or other rights of a stockholder with respect to the RSUs covered by this Agreement until the Company delivers Common Stock to the Participant’s account in accordance with Section 2(e). For purposes of clarity, it is understood that an RSU is an unsecured right to acquire one share of Common Stock in accordance with the terms of this Agreement and that prior to the vesting, if any, of an RSU in accordance with this Agreement, a Participant (i) will not be treated as the owner of the Common Stock distributable with respect to an RSU, (ii) will not have any rights as a stockholder as to the Common Stock distributable with respect to an RSU, and (iii) will have only a contractual right to receive the Common Stock distributable with respect to an RSU, unsecured by any assets of the Company or any of its Affiliates.

4. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings:
(a) “Disability” or “Disabled” means, notwithstanding any definition in the Plan, that, in the determination of the Committee, the Participant is both (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and (ii) (x) in case the Participant is eligible for the long term disability program offered to United States-based employees by the Company or its Affiliates, the Participant has actually received long term disability benefits for no less than 9 months or (y) in case the Participant is not eligible for such long term disability program solely by virtue of not being based in the United States, the Participant would have been eligible to receive long term disability benefits for no less than 9 months but for the Participant not being based in the United States. For purposes of Section 2(b) above, it is understood that the Disability shall be deemed to be incurred on the last day of the 9-month period contemplated in clause (ii) of the immediately preceding sentence. In the event the Participant has met the condition set forth in clause (i) of the first sentence of this definition but does not satisfy the condition set forth in clause (ii) of this definition solely by reason of the Participant’s death, then the provisions of such clause (ii) shall be deemed to have been satisfied and for purposes of Section 2(b) above the Disability shall be deemed to be incurred on the date of such death.
(b) “PAYE liability” shall mean the amount, if any, of (i) income tax payable by deduction under Part 11 of the UK Income Tax (earnings and Pensions) Act 2003, (ii) primary Class 1 (employees) National Insurance Contributions and (iii) secondary Class 1 (employers) National Insurance Contributions transferred to the Participant as provided in Section 7 below.
5. No Employment Rights; Termination of Employment. Nothing in this Agreement shall give the Participant any right to continue in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Participant. Except as otherwise expressly provided in Sections 2(b) and 2(c) hereof, RSUs that are not vested as of the date the Participant’s employment with the Company and its Affiliates terminates or ceases for any reason or no reason, whether voluntary or involuntary (including, without limitation, termination or cessation of employment with or without cause or arising out of or in connection with a reduction in force, sale or shutdown of certain operations, or otherwise), shall immediately and automatically terminate and be forfeited in their entirety, provided, however, that only for purposes of this Agreement the Participant’s employment shall not be deemed terminated solely by virtue of the Participant’s voluntary cessation of employment in circumstances that the Committee determines are reasonably likely to result in a Disability for so long as the Committee determines that the Participant continues to satisfy the conditions that would ultimately lead to the Committee’s determination that the Participant has incurred a Disability.
6. Plan Provisions. The provisions of the Plan shall govern, and if or to the extent that there are inconsistencies between those provisions and the provisions hereof, the provisions of the Plan shall govern. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
7. Transfer of Liability of Secondary Class 1 (Employers) National Insurance Contributions. The Company and one or more of its Affiliates (collectively, the “Secondary Contributor”) may have liability to secondary Class 1 (employers) National Insurance Contributions arising in connection with the RSUs. The secondary Class 1 (employers) National Insurance Contributions means the amount chargeable under Section 4(4)(a) of the UK Social Security Contributions and Benefits Act 1992 (the “SSCBA”) (or whatever prevailing law or rates are applicable at RSU Vesting Dates from time to time) and is currently 12.8% multiplied by the Market Rate (as defined below). “Market Rate” means the prevailing rate which can normally be obtained from sale by a willing vendor to a willing purchaser on an arm’s length basis. The Participant agrees to promptly enter into a joint election with the Secondary Contributor to transfer in its entirety, the liability to secondary Class 1 (employers) National Insurance Contributions which arises in connection with the RSUs and the Participant hereby agrees to accept the transfer from the Secondary Contributor, the entire liability to secondary Class 1 (employers) National Insurance Contributions which arises in connection with the RSUs. The formal election will be evidenced by the appropriate parties signing a joint election on the terms (or substantially on the terms, if modifications to the terms are agreed by the Secondary Contributor in its sole and absolute discretion, and, where necessary, with the agreement of HM Revenue & Customs) set out in Schedule 1 to this Agreement. Each party shall promptly execute and deliver to the other party (and the Company shall cause the Secondary Contributor to promptly deliver to the Participant) such other documents, agreements and certificates as are reasonably necessary for the implementation and consummation of the agreements set forth in this Section 7. It is understood and agreed that the provisions of Schedule 1 do not modify or limit the provisions of Sections 7 or 8 of this Agreement.
8. Withholding. In the event that prior to any applicable RSU Vesting Date hereunder the Participant has not provided the Company with written notice (which may be by written notice or by an election made via the website operated by the Administrator) (the “Payment Notice”) at least five (5) Business Days prior to that RSU Vesting Date to the effect that on the RSU Vesting Date (or such later date at or prior to the 4th Business Day after the RSU Vesting Date as may be acceptable to the Company in its sole and absolute discretion) the Participant will provide the Company payment of the amount, if any, deemed necessary by the Company in its reasonable discretion to enable the Company and its Affiliates to satisfy the minimum federal, foreign or other tax withholding or similar obligations of the Company and its Affiliates with respect to the shares of Common Stock (and/or any other items which may be distributable to the Participant on the RSU Vesting Date pursuant to Section 3 hereof), including but not limited to any PAYE liability (which PAYE liability includes, without limitation, the liability of the Company or any of its Affiliates to secondary Class 1 (employers) National Insurance Contributions transferred to the Participant in accordance with Section 7), or in the event the Participant provides the Payment Notice but does not deliver payment of the appropriate amount to the Company on the RSU Vesting Date (or such later date at or prior to the 4th Business Day after the RSU Vesting Date as may be acceptable to the Company in its sole and absolute discretion), then the Company shall, and the Participant hereby expressly authorizes the Company to, satisfy the minimum federal, foreign or other tax withholding or similar obligation of the Company and its Affiliates, including but not limited to any PAYE liability (which PAYE liability includes, without limitation, the liability of the Company or any of its Affiliates to secondary Class 1 (employers) National Insurance Contributions transferred to the Participant in accordance with Section 7), with respect to such vesting by withholding the number of whole shares of Common Stock on and valued as of the applicable RSU Vesting Date (and/or other items which may be distributable to the Participant on the RSU Vesting Date pursuant to Section 3 hereof) sufficient to satisfy such minimum withholding, PAYE liability and other obligations.
The amounts called for by the preceding paragraph of this Section 8 include amounts with respect to which the Company and its Affiliates are liable, or in accordance with then current practice are believed by the Company and its Affiliates to be liable, to account for the PAYE liability to HM Revenue & Customs. The question of whether a PAYE liability is to be accounted for, and if so, the amount due shall be assessed by the Company and its Affiliates having regard to the rates in force at that time, taking into account relief for secondary Class 1 National Insurance Contributions that are payable by the Participant (if any), and the prevailing legislation. The assessment by the Company and its Affiliates shall be final and binding on the Participant.

9. Notices. All notices or other communications to be given or delivered in connection with this Agreement shall be either in electronic format or in writing and shall be deemed to have been properly served if delivered electronically, personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in the case of notices to the Company, to the attention of Director of Human Resources, at the Company’s offices at 5 Clock Tower Place, Suite 500, Maynard, MA 01754 and in the case of notices to the Participant, to the Participant’s last known address (as noted in the Participant’s personnel file) or such other addresses (including any electronic email addresses) as the recipient party has specified by prior written notice to the sending party. All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.
10. Binding Effect; Headings; Status. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The subject headings of Sections are included for the purpose of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. The Participant’s rights under this Agreement, including, without limitation, rights to RSUs, shall at all times that such rights exist represent a general obligation of the Company. The Participant shall be a general creditor of the Company with respect thereto and shall not have a secured or preferred position with respect thereto. Nothing in this Agreement or the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.
11. Non-Assignability, Etc. The Participant’s rights under this Agreement, including, without limitation, rights to RSUs, are not assignable or transferable except upon the Participant’s death to a beneficiary designated by the Participant in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Participant, pursuant to the Participant’s will and/or by the laws of descent and distribution. Any and all such rights shall not be subject to anticipation, alienation, sale, transfer, encumbrance except as otherwise expressly permitted herein.
12. Securities Laws; Insider Trading. The Committee may from time to time impose any conditions on the RSUs and shares of Common Stock as it deems necessary or advisable to ensure that the Plan, this Agreement and the issuance and resale or any securities comply with all applicable securities laws, including without limitation Rule 16b-3 under the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”). Such conditions may include, among other things, the requirement that certificates for shares of Common Stock to be issued to the Participant hereunder contain a restrictive legend in such form and substance as may be determined by the Committee. Without limiting the foregoing, it is understood that Affiliates of the Company may resell Common Stock only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration under the Securities Act. The Participant understands and agrees that any and all transactions involving shares of Common Stock or other securities of the Company must comply with applicable laws, rules, regulations and policies, including but not limited to the Company’s policy regarding insider trading, which policy, among other things, prohibits transactions involving shares of Common Stock or other securities of the Company by individuals who have material non-public information relating to the Company.

13. Applicable Law; Entire Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the conflict of laws provisions thereof). This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to its subject matter, including but not limited to the provisions of any and all employment agreements and offer letters (such as terms providing for acceleration or other enhancement to restricted stock or other equity interests in the event of the occurrence of specified events), except and only to the extent of any rights of the Company or its Affiliates relating to Section 280G of the Internal Revenue Code of 1986, as amended, and may not be modified except by written instrument executed by the parties. The Participant has not relied on any representation not set forth in this Agreement.
14. Amendment or Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Participant; provided that the Agreement may be unilaterally amended by the Company without Participant consent to conform the Agreement to any changes required by the Administrator or as a result of the change of Administrator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MONSTER WORLDWIDE, INC.

By:

Name:
Title:

Agreed and acknowledged as of the date first above written:

Participant

Print Name:

National Insurance Number:

Address:

SCHEDULE 1
Election under Paragraph 3B of Schedule 1
to the Social Security Contribution and Benefits Act 1992
for UK resident and ordinarily resident participants only
Between:
MONSTER WORLDWIDE LIMITED (the “Secondary Contributor”), a company registered in England and Wales with company registration number 1881381, whose registered office is at Chancery House, 53-64 Chancery Lane, London, WC2A 1QS; and
[Participant Name] (the “Earner”) whose National Insurance number and address are set forth below his or her signature below.
The Earner acknowledges that a liability to income tax under Section 476 of the UK Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) may arise on any employment income arising on the occurrence of a chargeable event in relation to the Restricted Stock Unit awarded by the Secondary Contributor’s ultimate parent company, Monster Worldwide, Inc., as set out under a formal Restricted Stock Unit Agreement dated as of [Grant Date] (the “Restricted Stock Unit Agreement”), and that a liability to Class 1 National Insurance Contributions (NIC) may arise on the employment income under Section 4(4)(a) of the UK Social Security Contributions and Benefits Act 1992 (the “SSCBA”).
The Secondary Contributor would normally be liable to pay secondary Class 1 National Insurance Contributions (the “Secondary Contributions”) on any relevant employment income as is referred to below.
The Secondary Contributor and the Earner hereby jointly elect under Paragraph 3B of Schedule 1 to the SSCBA that all liabilities to Secondary Contributions arising on any “relevant employment income” in connection with the Restricted Stock Units be transferred to the Earner.
For these purposes, “relevant employment income” is defined as:
(a)	any amount that counts as employment income of the Earner under section 426 of ITEPA 2003 (restricted securities: charge on certain post-acquisition events),
(b)	any amount that counts as employment income of the Earner under section 438 of that act (convertible securities: charge on certain post-acquisition events), or
(c)	any gain that is treated as remuneration derived from the Earner’s employment by virtue of section 4(4)(a) SSCBA 1992.
The Earner hereby authorizes the Secondary Contributor and Monster Worldwide, Inc. to collect Secondary Contributions in respect of such relevant employment income as referred to above in accordance with Sections 7 and 8 of the Restricted Stock Unit Agreement.

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This means that the arrangements for the collection of Secondary Contributions are as follows:
(a)	The Earner can at least 5 Business Days before any applicable RSU Vesting Date notify Monster Worldwide, Inc. in writing that on the RSU Vesting Date the Earner will provide Monster Worldwide, Inc. or the Secondary Contributor, in cleared funds, a sum of money equal to the Secondary Contribution. Monster Worldwide, Inc. can, at its discretion, extend the payment date by not more than 4 Business Days after the relevant RSU Vesting Date, but it cannot extend it any further.
(b)	If the Earner does not provide the written notice mentioned in (a) above, or if the Earner does provide such written notice but does not provide the required payment in cleared funds on time, then under Section 8 of the Restricted Stock Unit Agreement, the Earner expressly authorizes Monster Worldwide, Inc. to withhold such number of shares of Common Stock (and/or other items which may be distributable to the Earner on the Vesting Date pursuant to Section 3 of the Restricted Stock Unit Agreement) sufficient to satisfy the Secondary Contribution. Monster Worldwide, Inc. and/or the Secondary Contributor would then promptly (and in any event not later than 14 days after the end of the tax month during which the vesting occurred) make a payment to HM Revenue & Customs equal to the Secondary Contribution.
Whether or not Secondary Contributions are to be accounted for and, if so the amount due, shall be determined by the Secondary Contributor having regard to the prevailing legislation and practice and the National Insurance rates in force at the time. The Secondary Contributor’s determination of the amount shall be final and binding on the Earner.
The Secondary Contributor will ensure that the contributions are paid to HM Revenue & Customs within 14 days of the end of the income tax month in which the gain was made by the Earner (or any other such date that HM Revenue & Customs decide).
By 6 July after the end of the tax year in which a liability to pay Secondary Contributions arises, the Secondary Contributor will report to HM Revenue & Customs:
(i)	details of the amount of National Insurance Contributions arising;
(ii)	the amount of the Secondary Contributions liability which was transferred by way of this Election; and
(iii)	the date on which the transferred Secondary Contributions liability was paid to the Collector of Taxes.
The terms of this joint election will continue in force regardless of whether the Earner ceases to be an employee of the Secondary Contributor.
This Election shall be in force until (1) it ceases to have effect in accordance with its terms, (2) a joint revocation of this Election is formally made by both parties to this Election, (3) notice is given to the Earner by the Secondary Contributor terminating the effect of this Election, or (4) HM Revenue & Customs withdraw their approval of the Election, whichever is the earliest. The Secondary Contributor will inform the Earner within 14 days of receipt of notice of the withdrawal.
This Election will not apply to any liability, or any part of any liability, to a contribution arising as a result of regulations being given retrospective effect by virtue of Section 4B(2) of the SSCBA.

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This election will not apply to the extent that it relates to relevant employment income which is employment income of the Earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).
The Secondary Contributor and the Earner agree to be bound by the terms of this Election. The Earner understands that in making this election they will be personally liable for the Secondary Contributions covered by this election.

Dated:

Signed for and on behalf of Monster Worldwide Limited (“the Secondary Contributor”)	Signed by

Signed by (“the Earner”)

Print Name:

National Insurance Number:

Address:

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